Exhibit 3(i)

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AUDIENCE PRODUCTIONS, INC.

Pursuant to RCW 23B.10.070 of the Washington Business Corporation Act (the “Act”), the following Third Amended and Restated Article of Incorporation (these “Articles”) are hereby submitted for filing:

ARTICLE 1
NAME

The name of this corporation is Audience Productions, Inc.

ARTICLE 2
DURATION

This corporation has perpetual existence.

ARTICLE 3
PURPOSE

This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Act.

ARTICLE 4
CAPITAL STOCK

A.	Classes of Stock. This corporation is authorized to issue two (2) classes of stock to be designated, respectively, “the Common Shares” and “Preferred Shares.” The total number of shares that this corporation is authorized to issue is three hundred million (300,000,000) shares. One hundred million (100,000,000) shares shall be the Common Shares and two hundred million (200,000,000) shares shall be Preferred Shares. The Common Shares shall have no par value per share and the Preferred Shares shall have no par value per share.

B.	Rights, Preferences, and Privileges of Preferred Shares.The Preferred Shares authorized by these Articles may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Shares are as set forth below in this Article 4(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of Preferred Shares, and the number and designation of shares constituting any such series prior to the issue thereof. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior to the issue of that series.

1.	Dividend Provisions. No dividends shall be paid on the Preferred Shares of this corporation.

2.	Voting Rights. Except as expressly provided in these Articles or as required by law, on any matter presented to the holders of the corporation’s Preferred Shares (the “Preferred Shareholders”) of this corporation for their action or approval at any meeting of the corporation (or by written consent of Preferred Shareholders in lieu of a meeting), each Preferred Shareholder shall have the right to cast the number of votes equal to the number of Preferred Shares held by such holder. Each Preferred Shareholder shall have full voting rights and powers, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this corporation as amended from time to time (the “Bylaws”), and shall be entitled to vote as a single class, with respect to any matter upon which Preferred Shareholders have the right to vote.

C.	Common Shares.The rights, preferences, privileges, and restrictions granted to and imposed on the Common Shares are as set forth below in this Article 4(C).

1.	Dividend Rights.No dividends shall be paid on the Common Shares of this corporation.

2.	Redemption.The holders of Common Shares shall have no right to require this corporation to redeem the Common Shares.

3.	Voting Rights.The Common Shares are non-voting except as required by law.

4.	Liquidation Rights.Upon the liquidation, dissolution or winding up of this corporation, subject to the rights of any series of Preferred Shares, which may from time to time come into existence, the assets of this corporation shall be distributed to each shareholder pro rata based on the number of shares held by such shareholder.

ARTICLE 5
PREEMPTIVE RIGHTS

Shareholders of this corporation have no preemptive rights pursuant to RCW 23B.06.300 (or any successor thereto) to acquire additional shares of stock or securities convertible into or exercisable for shares of stock issued by this corporation.

ARTICLE 6
CUMULATIVE VOTING

Shareholders of this corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE 7
DIRECTORS

The number of directors of this corporation shall be determined in the manner provided in the Bylaws.

ARTICLE 8
LIMITATION OF DIRECTOR LIABILITY

A director of this corporation shall not be personally liable to this corporation or its shareholders for monetary damages for conduct as a director, except for:

(a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

(b) Conduct violating RCW 23B.08.310 (which involves certain distributions by this corporation);

(c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing paragraph by the Preferred Shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 9
INDEMNIFICATION OF DIRECTORS

A.	This corporation shall indemnify its directors to the full extent permitted by the Act now or hereafter in force. However, such indemnity shall not apply on account of:

1.	Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

2.	Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

3.	Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

This corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors’ resolution or contract.

B.	The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, and to implement these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

C.	No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE 10
TRANSACTIONS IN WHICH DIRECTORS HAVE AN INTEREST

Any contract or other transaction between this corporation and one or more of its directors, or between this corporation and any corporation, firm, association, or other entity of which one or more of its directors are shareholders, members, directors, officers, or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action, by voting or otherwise even though his or their presence or vote, or both, might have been necessary to obligate this corporation upon such contract or transaction; provided, however, that the transaction is fair to this corporation at the time it is authorized, approved, or ratified.

ARTICLE 11
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the Preferred Shareholders to amend or repeal such Bylaws.

ARTICLE 12
AMENDMENTS TO THE ARTICLES

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by law or by these Articles, and the rights of the Shareholders of this corporation are granted subject to this reservation.

ARTICLE 13
VOTING BY MAJORITY

Unless these Articles or the Washington Business Corporation Act expressly provide for greater voting requirements of the Preferred Shareholders, any action, including without limitation the election and removal of directors, amendment of the Articles, the approval of a plan or merger or share exchange, share redemption, the sale, lease, exchange or other disposition of all, or substantially all of this corporation’s property otherwise than in the usual and regular course of business, and the dissolution of this corporation, shall be authorized if approved by the Preferred Shareholders thereon by a simple majority of all the votes entitled to be cast by that voting group.

The undersigned, as the President of Audience Productions, Inc., has executed these Amended and Restated Articles of Incorporation, which shall become effective upon filing by the Secretary of State of the State of Washington.

AUDIENCE PRODUCTIONS, INC

By: /s/ JAY T. SCHWARTZ
Name: Jay T. Schwartz
Title: President

CERTIFICATE OF OFFICER

OF

AUDIENCE PRODUCTIONS, INC.

Pursuant to the provisions of RCW 23B.10.070, these Third Amended and Restated Articles of Incorporation (these “Articles”) of Audience Productions, Inc., a Washington corporation (the “Corporation”), are hereby submitted for filing.

1.	The name of record of the Corporation is Audience Productions, Inc.

2.	The Articles were adopted by the Board of Directors and the Shareholders as of June 30, 2010, in accordance with the provisions of RCW 23B.10.030, 23B.10.040, and 23B.10.070 of the Washington Business Corporation Act.

IN WITNESS WHEREOF, the undersigned certifies that he is the President of the Corporation and has executed this Certificate of Officer this 30th day of June, 2010.

AUDIENCE PRODUCTIONS, INC
a Washington corporation

By: /s/ JAY T. SCHWARTZ
Name: Jay T. Schwartz
Title: President